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                                                                     EXHIBIT 2.4





                            ASSET PURCHASE AGREEMENT


              This Asset Purchase Agreement ("Agreement") is made and entered into this 23rd day of October, 1996, by and between SLEDGE RANCHES, LTD., a Texas limited partnership ("Buyer"), and SLEDGE CATTLE COMPANY, INC., a Texas corporation (the "Company" or the "Seller").


                                    RECITALS

              A. Patterson Drilling Company ("Patterson") and the former stockholders of Seller are parties to the Stock Purchase Agreement dated as of October 23, 1996, ("Stock Purchase Agreement") pursuant to which Patterson purchased on this date all of the outstanding shares of capital stock of Seller.

              B. Pursuant to the Stock Purchase Agreement, immediately following the Stock Purchase, Seller has agreed to sell, and Buyer has agreed to purchase certain specified assets of Seller which assets were owned by Seller prior to the Stock Purchase (the "Assets")

              C. Buyer desires to purchase and Seller desires to sell the Assets (as defined herein).


                                   AGREEMENTS

              In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

              1. PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver AS IS to Buyer, and Buyer shall purchase and accept from Seller, AS IS, the following assets (collectively, the "Assets"):

              (a) Land located in Mills County, Texas consisting of approximately 3,090.54 acres more or less, together with all improvements thereon, including but not limited to buildings (houses, furnishings, barns, sheds, etc.), fences, gates, corrals, pens, earthen tanks, water wells, and land improvements ("Land").

              (b) All machinery and equipment located on the Land, which consists of tractors/loaders, plows, mowers, trailers, balers, and two ranch vehicles.





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              (c)    All livestock on the above land, including cattle, goats
and horses.

              (d)    All tack equipment, including saddles, bridles, etc.

              PRICE FOR ITEMS 1 THROUGH 4:  $1,500,000.

              (e) All the office furniture, fixtures, equipment and the telephone system located at 6 Desta Drive, Midland, Texas 79705. PRICE:
$50,000.

              (f) Real Property located in the north 2.40 acres and buildings thereon located in the 1600 block of South Midkiff Street, Midland, Texas. Legal description: 2.40 acres out of NE/4, Section 3, Block 39, T2S, Midland County, Texas. PRICE: $50,000.

              (g)    The following motor vehicles:
                     1995 Mercedes VIN:  WDBGA51E4SA212074
                     1995 Chevrolet Suburban VIN:  1GNGK26N0SJ310211
                     1994 Chevrolet Blazer VIN:  1GNEK18K7RJ382392
                     1996 Chevrolet Suburban VIN:  1GNGK26J8TJ368243
                     1996 Chevrolet 1 ton 4-door Pickup VIN: 1GCGC33J6TF003353

              PRICE FOR ALL FIVE VEHICLES:  $125,000.

              2. ASSUMPTION OF LIABILITIES. Buyer shall assume all liabilities or obligations arising out of or connected in any way with the Assets.

              3. PURCHASE PRICE. As consideration for the Assets, Buyer shall pay to Seller, the sum of $1,728,000 ("Purchase Price"), all of which shall be due and payable at Closing by wire transfer. The Purchase Price shall be allocated as set forth above on Exhibit A with such allocation to be used by the parties in reporting the transaction contemplated hereby for federal, state, county and local tax purposes.

              4.     CLOSING.

              (a) TIME AND PLACE. The Closing shall take place at 10:00 a.m. (CST) on October 23, 1996, at the offices of Meadows, Owens, Collier, Reed, Cousins & Blair, L.L.P., 3700 Nationsbank Plaza, 901 Main Street, Dallas, Texas 75202 or at such other time or location as the parties may mutually agree.

              (b) SELLER'S DELIVERIES. At Closing, Seller shall deliver to Buyer the following:





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                     (1)    A Bill of Sale in substantially the form attached
hereto as Exhibit B, duly executed by Seller.

                     (2) Deeds without Warranty for each of the properties listed in Sections 1.a. and 1.f. above in substantially the form attached hereto as Exhibit C-1 and C-2, respectively, duly executed by Seller.

                     (3) A Livestock Bill of Sale in substantially the form attached hereto as Exhibit D, duly executed by Seller.

                     (4) Certificates of Title for each of the motor vehicles listed in Sections 1.b and 1.h. above.

              (c) BUYER'S DELIVERIES. At Closing, Buyer shall deliver to Seller the following:

                     (1)    Payment of the Purchase Price.

                     (2) A Livestock Bill of Sale in substantially the form attached hereto as Exhibit D, duly executed by Buyer.

              5. DISCLAIMER OF WARRANTIES. SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE ASSETS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Seller transfers to Buyer, and Buyer accepts from Seller, the Assets AS IS without any warranties or representations thereon.

              6.     MISCELLANEOUS.

              (a) SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

              (b) NOTICES. Unless otherwise specified in this Agreement all notices, including change of address notices, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed as follows:





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              Buyer:        Sledge Ranches, Ltd.
                            c/o H. Gene Sledge
                            7 Hawthorne
                            Midland, Texas  79705
                            Tel:
                            Fax:

              Seller:       Sledge Cattle Company, Inc.
                            4510 Lamesa Highway
                            P.O. Box 1416
                            Snyder, Texas   79550
                            Tel:   (915) 573-1104
                            Fax:   (915) 573-0281


              (c) BINDING ARBITRATION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance, or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section, may at the election of Buyer or Seller be solely and finally settled by binding arbitration conducted in Lubbock, Texas, or if arbitration cannot be conducted in such location, then at such other location as the parties may mutually agree, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association ("AAA"), or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Either of the parties may demand arbitration by written notice to the other and to the AAA ("Demand for Arbitration"). The arbitrator(s) shall conduct the arbitration in a manner in accordance with the Federal Arbitration Act U.S.C. Section 1 et seq. and the rules of the AAA. The arbitrator(s) may award only compensatory and/or punitive damages. The parties intend that this agreement to arbitrate be valid, enforceable, and irrevocable.

              (d) CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, without regard to the conflict of laws principles of such State.

              (e) RISK OF LOSS. All risk of loss to the Assets shall be borne by Buyer, whether prior to or after the Closing.

              (f) WAIVER. The waiver by either party of any default or breach of this Agreement will not constitute a waiver of any other or subsequent default or breach.

              (g) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute but one and the same instrument.





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              (h)    ENTIRETY.  This Agreement embodies the entire
understanding and agreement between the parties relative to its subject matter, and there are no understandings, agreements, conditions, or representations, oral or written, express or implied, with reference to such subject matter that are not merged in or superseded by this Agreement. This Agreement may be modified only by a writing signed by both parties.

              (i) HEADINGS. The headings to Sections of this Agreement are for convenience of reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation of this Agreement.

              (j) NO BROKERS. Neither party has utilized any brokers in connection with this transaction.

              (k) FURTHER ASSURANCES. Each party shall cooperate fully with the other and execute such further instruments, documents, and agreements and give such further written assurances, as may be reasonably requested by the other to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                           SLEDGE RANCHES, LTD.

                                           By:    SIGMA EQUIPMENT CORPORATION,
                                                   General Partner



                                           By:    /s/ Michael G. Sledge
                                              ----------------------------------
                                           Name:  Michael G. Sledge
                                           Title: President


                                           SLEDGE CATTLE COMPANY, INC.



                                           By:    /s/ Cloyce A. Talbott
                                              ----------------------------------
                                                  Cloyce A. Talbott
                                                  Chief Executive Officer





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